Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

September 15, 2026

Katapult Holdings, Inc.
400 Galleria Parkway SE, Suite 300
Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as counsel for Katapult Holdings, Inc. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the resale from time to time of up to 74,025,322 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders named in the Registration Statement.

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP